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WAKE FOREST BANCSHARES, INC.
302 S. BROOKS STREET
WAKE FOREST, NORTH CAROLINA 27587
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FOR IMMEDIATE RELEASE                           CONTACT:  ROBERT C. WHITE, CEO
JANUARY 19, 2005                                          (919)-556-5146

                          WAKE FOREST BANCSHARES, INC.
                         ANNOUNCES FIRST QUARTER RESULTS

Wake Forest, North Carolina. Wake Forest Bancshares, Inc., (OTC Electronic Bulletin Board: WAKE) parent company of Wake Forest Federal Savings and Loan Association, announced today that the Company reported earnings of $348,837 or $0.30 per share for the quarter ended December 31, 2004, compared to earnings of $253,923 or $0.22 per share for the same quarter a year earlier.

In announcing the earnings, Robert C. White, President and Chief Executive Officer, pointed out that the first quarter earnings exceeded the Company's expectations. He stated that the primary reason for the earnings improvement was that the Company's interest rate margins have expanded as the Federal Reserve raised rates, which previously had been maintained at historic low rates. The Company's net interest margin was 3.78% during the current quarter compared to a margin of 3.23% for the same quarter a year earlier. Lending in general remains favorable, however the Company's construction lending activity is seasonally slow during the first quarter, and contributed to a decline in total loans outstanding during the quarter. Deposits increased during the first quarter by an annual rate of almost 17%.


The Company had previously announced that it had raised its quarterly dividend to $0.15 per share for shareholders of record as of December 31, 2004, payable on January 10, 2005. The current dividend represents the 35th consecutive quarterly dividend paid by the Company.


Wake Forest Bancshares Inc.'s return on average assets was 1.53% for the current quarter as compared to 1.26% for its fiscal year ended September 30, 2004 and 1.19% for the same quarter a year earlier. The Company's efficiency ratio was 35.99% for the current quarter as compared to 37.56% for the first quarter of 2004. Total assets of the Company amounted to $91.1 million at December 31, 2004. Total net loans receivable and deposits outstanding at December 31, 2004 amounted to $75.0 million and $72.9 million, respectively.

Wake Forest Bancshares, Inc. has 1,154,676 shares of common stock outstanding. Based in Wake Forest, North Carolina since 1922, the Company conducts business as Wake Forest Federal Savings & Loan Association from its office in Wake Forest, (Wake County), North Carolina.